Exhibit 10.9

TURN - KEY MANUFACTURING AGREEMENT

This Turn - Key Manufacturing Agreement (the “Agreement”) is effective as of the 1.4.2011 (the “Effective Date”) by and between:

INVASIX LTD., with a principal place of business at Tavor Building, Shaar Yokneam, POB 533, Yokneam 20692, Israel. Hereinafter referred to as “Customer”

And

FLEXTRONICS ISRAEL LTD. with a principal place of business at Industrial Zone Migdal Haemek 23108 P.O.B. 867, Israel. Hereinafter referred to as “Contractor.”

Whereas	Customer designs, manufactures and sells the Products as defined in Exhibit A attached hereto, which includes subassemblies components and know- how, that is confidential and proprietary property of Customer;
Whereas	Customer desires to buy manufacturing services;
Whereas	Contractor is in the business of Turn – Key projects;
Whereas	Customer acknowledges that Contractor’s expertise is manufacturing and that Contractor’s responsibility related to the Customer’s Products is limited to this extent;
Whereas	Contractor declares that it has all the capabilities to supply manufacturing services for Customer’s Products; and
Whereas	Contractor desires to sell and deliver its manufacturing services in accordance with Customer specifications all subject to the terms and conditions contained herein.

Now therefore, the parties hereto have agreed and do hereby agree as follows:

1.	Precedence
1.1	The terms and conditions and appendices herein shall govern all services performed by Contractor pertaining to the subject matter.
1.2	It is the intent of the parties that this Agreement and its appendices represent the entire agreement and prevail over the terms and conditions of any purchase order, acknowledgment form or order instruction.

2.	Term

This Agreement shall commence on the Effective Date and shall continue for an initial term of year as of the Effective Date. This Agreement shall automatically be renewed for successive one (1) year increments unless either party request in writing, at least ninety (90) days prior to the anniversary date, that this Agreement not to be renewed.

3.	Scope Of Work

Contractor will, pursuant to the written specifications given by Customer and pre approved by Contractor (“Specifications”), perform manufacturing services on behalf of Customer. These manufacturing services shall include, but not be limited to, labor, materials, testing, packaging and delivery to Customer, all subject to the terms and conditions contained in this Agreement.

4.	Contractor’s Obligations
4.1	Contractor shall provide Customer with the following services:

-   Material planning

-   Material procurement

-   Incoming Inspection

-   Assembly of printed circuit boards & cables

-   Final assembly & integration of the Product

-   In Circuit test

-   Functional test

-   Packaging and delivery

4.2	Customer’s production facilities

Contractor will be obliged to allocate to Customer, production and storage space as well as trained production and testing personnel as an integral part of this Agreement. Contractor shall apply for and receive the ISO13488 standard for the production facility, by no later than                . During the term of this Agreement, the manufacturing services provided by the Contractor hereto shall confirm in all material respects with the ISOl3488 standard.

5.	Customer’s obligations

Customer will provide the following:

-   Technical specifications

-   Standard Operation Procedures

-   Drawings

-   Bill of Materials

-   Approved Vendors list

-   Gerber data, CAD files

-   Quality requirements

-   Technical support, as required

-   Any additional information reasonably requested by Contractor or otherwise required hereunder.

6.	Material Procurement

The material procurement undertaking, pursuant to this Agreement, will be carried-out by the Contractor.

6.1	Contractor is authorized to purchase materials using standard purchasing practices including, but not limited to acquisition of materials recognizing Economic Order Quantity, ABC buy policy and long lead time components management, in order to meet the requirements of Customer’s orders and forecasts.

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6.2	Economic Order Quantity (“EOQ”) for items which are un-returnable to vendor or unusable for other clients of the Contractor must be pre-approved by Customer. For such pre-approved EOQ’s, Customer shall advance to the Contractor sums on account of future deliveries equal to the cost attributed to the quantity ordered exceeding the 3 months forecast.
6.3	Long Lead Items

In order to manage demand fluctuations Contractor shall suggest from time to time a list of LLI’s to be approved by the Customer. Contractor shall maintain in inventory certain quantities of LLI. “LLI” shall mean Long Lead Item materials required in order to complete manufacture and supply of Products. For the avoidance of doubt Customer shall have no additional liability with respect to the holding of LLI other than the liability provided herein below.

The usage of LLI by Contractor for the manufacture of Items shall be by a written order by Customer in accordance with this Agreement, stipulating the quantity Customer wishes Contractor to use. If Contractor holds LLIs based on any written requirement for more than three (3) months, Customer shall be required to purchase such LLIs at their direct costs plus a handling fee of 2% of Product price. The purchase terms of such LLI’s, set forth in Section 8.2 hereof.

6.4	Contractor is responsible for monitoring supplier’s quality, according to the Specifications provided by Customer for all purchased materials.
6.5	In the event of termination of this Agreement or a cancellation of a Purchase Order, and/or discontinuance of a Product, or excess materials created by an Engineering Change, Customer agrees to compensate Contractor for unused material inventory which are affected by such termination, cancellation or discontinuance, as follows:
(i)	The cost of material inventory, whether in raw form or work in process, which are not returnable to the vendor without charge (unless the charge was approved by Customer, or usable for other Contractor’s customers, including EOQ of unique parts.
(ii)	The cost of materials on order which cannot be cancelled without charge (unless the charge was approved by Customer.
(iii)	To the above applicable compensation, the Contractor shall be entitled to a handling fee of 2% of the compensation due. The compensation under this Sub-section shall be the sole compensation due to Contractor with respect to handling the Products/materials.
(v)	Payment shall be made to Contractor against delivery of the compensated materials to Customer. The compensation for finished Products is as set out in Section 7.3 below.
6.6	Contractor shall use its commercially reasonable efforts to cancel all applicable materials purchase orders and reduce materials inventory through return for credit programs or allocate materials for alternate programs, if applicable.

Without derogating from the aforesaid, Customer shall pay in advance the same amount it is obligated to pay under this Section 6, on account of such inventory. Such advance shall be non refundable except to the extent such inventory was consumed by Contractor in order to manufacturing Customer’s Products under this Agreement.

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7.	Forecasts and Purchase Orders
7.1	Customer shall issue to Contractor, on a monthly basis, a six (6) month rolling forecast setting forth projected demand for the Products (the “Forecast”).

Contractor shall use all reasonable commercial efforts, including expediting materials and allocating capacity, in order to support Customer’s request for increased production.

7.2	Contractor will supply all orders that do not exceed the forecast at the delivery times set forth in each Purchase Order. In the event Contractor anticipates at any time that it will not deliver Products within the prescribed timetable as set forth in the applicable Purchase Order, Contractor shall promptly so inform Customer by written notice of such delay. Contractor shall submit proposed revisions to the timetable that reflect Contractor’s best estimates of what can realistically be achieved and shall use its best commercial efforts to achieve such timeline, unless otherwise directed by Customer and confirmed by Contractor.
7.3	Purchase Orders. Customer will issue written purchase orders, which specify all Products to be delivered within a minimum three (3) months period commencing on the date of acceptance of the purchase order by Contractor (“Purchase Order”). Contractor shall accept or reject (in writing summarizing the rejection causes) each Purchase Order according to its terms (including the delivery date) within five (5) working days of receipt of such order, if an order has not been confirmed within such period it shall be deemed rejected.
7.4	Finished Goods Inventory
7.4.1	In order to manage demand fluctuations, Contractor shall maintain an amount of additional units of each Product as FGI, in a minimum level of two (2) weeks of supply and a maximum of four (4) weeks of supply of each Product set forth in the most recent Customer’s Forecast. “FGI” shall mean rolling finished goods inventory that Contractor shall be obligated to hold in inventory for Customer in addition to any Purchase Order amounts. The actual quantity of FGI required to be held by Contractor will be specified on a monthly basis in a formal document provided by Customer to Contractor for this purpose. For the avoidance of doubt Customer shall have no additional liability with respect to the holding of FGI other than the liability provided in Section 7.4.3 below.
7.4.2	When Customer draws from the FGI, Contractor shall replenish the FGI no later than sixty (60) days from such date that Customer draws from FGI, provided the drawing of FGI shall be by the issuance of a written order by Customer in accordance with this Agreement, stipulating the quantity Customer wishes to withdraw from the FGI.
7.4.3	If Contractor holds any FGI based on any forecast for more than three (3) months from the original delivery date specified in the applicable purchase order, Customer shall be required to purchase any and all such goods from Contractor for 100% of Contract Price of such goods and Section 8.3 below shall not apply.

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7.5	Customer tooling, etc.

All Customers’ materials, tooling and equipment furnished to Contractor or paid for by Customer in connection with this Agreement and all paid for Products shall be clearly marked and remain the Customer’s property. Contractor will maintain the tooling as provided in Exhibit B.

8.	Customer Liability for Forecasts
8.1	Customer’s liability with respect to any and all demand signals provided by Customer, including but not limited to “purchase orders,” “forecasts,” “schedules,” “pick lists,” with respect to any Products manufactured, produced, procured, stored or delivered by Contractor, including, but not limited to, any direct or indirect costs related thereto or related to components, work in progress and/or raw materials shall be limited to the amounts set forth in this Section 8 with respect to finished Products and in Section 6 concerning components, work in progress and/or raw materials.
8.2	In the event that Customer has either cancelled or delayed delivery of a Purchase Order and Customer has not taken delivery of the Products ordered under that Purchase Order within three (3) months from the original delivery date, then; (i) Contractor shall submit a claim for reimbursement for such cancelled or delayed Products within thirty (30) days from the end of such three (3) month period; (ii) Customer shall be liable to pay Contractor 100% of the Contract Price of such cancelled or delayed Products and (iii) Contractor shall hold the cancelled or delayed Products in its inventory and make them available to Customer (upon Customer’s request) for a period of six (6) months from receipt of payment for such Products free of charge. 30 days before the lapse of the 6 month period, the Contractor shall notify the Customer of the upcoming lapse of the term. In the event that Customer, at its sole discretion, decides to repurchase any (or all) of the Products in said Period, and subject to the fulfillment of all Customer’s obligations in this Sections 8.2 (i.e. 100% of the Contract Price has been paid to Contractor), then the price for such repurchase shall be 0% of the Contract Price. Thereafter, the Customer shall pay Contractor all direct costs in connection therewith. Provided Customer hereby authorizes Contractor to transfer such Products to a warehouse operated by Contractor or a third party as instructed by Customer.
8.3	In the event that for any reason whatsoever, Customer has not ordered any Products for a period of three (3) months, then: (i) Contractor shall submit a claim for reimbursement for Products that were forecasted for the upcoming three months in the last Forecast sent three (3) months ago (the “Last Forecast”); (ii) Customer shall be liable to pay Contractor: 100% of the Contract Price of the Product s forecasted for days 0-30 in the Last Forecast which were not delivered to Customer; and (iii) Contractor shall hold the Forecasted Products in its inventory and make them available to Customer (upon Customer’s request) for a period of six (6) months of receipt of payment for such Products free of charge. 30 days before the lapse of the 6 month period, the Contractor shall notify the Customer of the upcoming lapse of the term. In the event that Customer at its sole discretion decides to repurchase any (or all) of the Forecasted Products in said Period and subject to the fulfillment of all Customer’s obligations in this Section 8.3 (i.e. 100% of the Contract Price has been paid to Contractor), then the price for such repurchase shall be 0% of the Contract Price. Thereafter, the Customer shall pay Contractor all direct costs in connection therewith. Provided Customer hereby authorizes Contractor to transfer such Products to a warehouse operated by Contractor or a third party as instructed by Customer.

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9.	Quality
9.1	Contractor shall permit Customer to audit its quality procedures, upon three (3) business day advance written notice to Contractor and shall provide all assistance which is reasonably necessary for Customer to evaluate the quality of the Products.
9.2	Contractor shall maintain quality assurance standards in accordance with ISO 13488, Seller’s Quality Assurance, Control and Inspection shall be in compliance with all material ISO 13488 standards during the Terms of this Agreement.
9.3	If a Product did not pass Customer’s Automatic Test Process then Contractor will perform two rounds of repairs on the Product, if after such two rounds the Product still did not pass the ATP then Contractor will send the Product with a qualified personnel to Customer for repair. If after Customer tried to repair the Product and failed Customer will be obligated to pay for such defected product (if the reason is other than workmanship).

10.	Express Limited Warranty

For the purpose of this Agreement, “Warranty Period” shall mean twelve (12) months as of the date of delivery to Customer. Contractor represents and warrants that, for the Warranty Period, the Products (i) will be free from defects in workmanship, material (only to the same extent as the original manufacturer of the material warrants the Contractor), and manufacture; (ii) will comply the Specifications IPC610.B standard (in all material respects and unless otherwise was instructed by Customer). Contractor further represents and warrants that the Product will consist of new materials. The warranty provided in this Section shall not apply to (1) Customer’s materials, tooling and equipment (2) Products modified by Customer or any third party without Contractor’s prior written consent, (2) Products installed or operated by Customer or any third party in a manner inconsistent with the Specifications or the terms and conditions of this Agreement, or (3) Products damaged, abused, altered or misused by Customer or any third party, or as the result of fire, casualty, or other external cause (4) defects resulting directly or indirectly, wholly or partially, from Customer’s Specifications or the design of the Products, (5) First articles, prototypes, pre-production units, test units or other similar Products.

Upon any failure of a Product to comply with the above warranty, Contractor’s sole obligation, and Customer’s sole remedy, is for Contractor, at its option, to promptly repair or replace such Product and return it to Customer freight prepaid. Customer shall return Products covered by the warranty freight prepaid after completing a failure report and obtaining a return material authorization number from Contractor to be displayed on the shipping container. Customer shall bear all risks, costs and expenses, associated with Products that have been returned to Contractor for which there is no defect found and/or with Products not covered under the warranty above.

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Customer will not pass through to end users or other third parties the warranties made by Contractor under this Agreement. Furthermore, Customer will not make any representations to end users or other third parties on behalf of Contractor, and Customer will expressly indicate that the end users and third parties must look solely to Customer in connection with any problems, warranty claim or other matters concerning the Product.

EXCEPT AS SPECIFICALLY SET FORTH HEREIN, CONTRACTOR MAKES NO OTHER WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND CONTRACTOR SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.	Engineering Changes
11.1	Customer may, upon advance written notice to Contractor, submit engineering changes for incorporation into the Products. Contractor will review the engineering change and report to Customer within two (2) working days of any implications of the proposed changes. The report should include all possible implications on materials, delivery schedule, manufacturing process, quality and product cost and shall also quote the Contractors costs for implementing the changes.

Customer and Contractor will agree on all aspects of implications and shall accordingly make revisions in outstanding Purchase Orders – if requested by Customer and subject to Contractor’s consent in writing.

11.2	Contractor shall assure quick implementation of engineering changes.

12.	Delivery and Inspection, Title and shipping
12.1	Contractor undertakes to report to Customer once (1) a week, or per Customer request, the quantity of Products ready for delivery
12.2	Customer will notify Contractor, from time to time, quantities of Products and destinations to which to ship the Products.
12.3	If the delivery destination is within Israel, excluding port/airport (“Limited Delivery Territory”) than the delivery shall be made by Contractor at no additional cost and to such destination of delivery Contractor shall incur insurance transport costs. Upon delivery or the placement of an invoice by Contractor, whichever is earlier, Risk of loss and title will pass to Customer.
12.4	The price for Deliveries to other destinations outside the Limited Delivery Territory, including for export will be agreed by the parties. All risk of loss, responsibility and cost shall be borne by the Customer Ex-Factory.
12.5	To each delivery, Contractor shall include all required documentation (e.g. bill of lading, QA/QC certificate). Upon delivery to Customer, Customer will sign the bill of lading. Such signature shall only be deemed as acknowledgement of receipt of the delivery and not confirmation as to the delivered Products’ condition and quality.

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12.6	Subject to the above limitations, the Contractor will ship and deliver the Products according to Customer’s instructions in the best and safest means of transportation, to the extent commercially reasonable.

13.	Price and Price Reviews
13.1	Pricing conditions for manufacturing services supplied under this Agreement are defined in Appendix C. All prices will be quoted in US Dollars.
13.2	Price Review. Contractor and Customer will meet every three (3) months, during the term of this Agreement to review pricing and determine the actions required by both sides in order to achieve cost reduction. The new prices that will be agreed to and the said new prices will come into effect, will be reflected in the Purchase Orders submitted after such review.
13.3	It is agreed that, for the sake of facilitating uninterrupted manufacturing, Contractor may purchase materials for Customer’s Products at prices higher than those agreed to with the following limitations:
13.3.1	For price change which has a cost impact less than US $200, based on one (1) quarter consumption will not require prior authorization from Customer. Contractor will be obliged to submit comprehensive written report to Customer, subsequent to such event.
13.3.2	For price change which has cost impact greater than US $200, based on one (1) quarter consumption will require prior written authorization from Customer.
13.3.3	Customer shall answer urgent requests for approvals for price change, within three (3) working days.
13.3.4	Maintain Credit Line. Customer agrees to provide all necessary financial information required by Contractor from time to time and as available to Customer in order to make a proper assessment of the creditworthiness of Customer. That includes full annually audited financials statements and, subjected the credit limit analysis request, Quarterly financial statements (P&L, BS and Cash Flow statements). Contractor will, in good faith, review Customer’s creditworthiness periodically and may provide more favorable terms once it feels it is prudent to do so.
13.3.5	Upon Contractor’s request at any time during the term of this Agreement, Customer shall obtain and maintain appropriate securities, such as letter of credit, escrow account, bank guarantees and /or pre-payments in an amount equal to the total value of all risks associated with the performance of any of the services under this Agreement, on an aggregate basis.

14.	Terms of Payments
14.1	Contractor will invoice Customer per each delivery or as provided in Sections 6 and 8 hereinabove. The invoice shall include all purchase order details. The invoice will be quoted in US Dollars.
14.2	Contractor and Customer agree to terms of payments of current plus thirty (30) days from the date of invoice. Payment shall be affected in US Dollars.

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15.	Termination
15.1	Termination for cause

If either party fails to meet anyone or more of the terms and conditions as stated in either this Agreement or the Appendices, Contractor and Customer agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the non-defaulting party shall have the right to terminate this Agreement by furnishing the defaulting party with sixty (60) days written notice of termination.

15.2	Termination without cause

Notwithstanding anything to the contrary stated in this Agreement, either party may terminate this Agreement at any time without cause by giving to the other party, not less than four (4) months written notice.

15.3	A Party may immediately terminate this Agreement should the other party:
(i)	become insolvent;
(ii)	enter into or filing a petition, arraignment or proceeding seeking an order for relief under the bankruptcy/insolvency laws of its respective jurisdiction;
(iii)	enter into a receivership of any of its assets; or
(iv)	enter into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors.

16.	Effect of Termination
16.1	in the case of termination, unless otherwise stipulated and subject to Customer fulfillments of all its payments obligations under this Agreement, Contractor will deliver all Products, materials to Customer and Customer will pay all amounts due under this Agreement, for all Products, materials mentioned on a Purchase Order or Change Order accepted by Contractor before expiration or termination date.
16.2	Except where the termination is a result of Contractor’s material default Customer agrees to compensate Contractor for Products and materials as stipulated in Sections 6 and 8 of this Agreement.
16.3	Each party will promptly return to the other party, all. technical documentation (e.g. drawings, work instructions, data and design sheets) and/or Confidential Documents related to the present Agreement
16.4	Subject to Customer fulfillments of all its obligations under this Agreement, Contractor will return to customer all consigned materials, equipment and tooling stipulated in section 7.5 of this Agreement.

17.	Dispute Resolutions
17.1	In the spirit of continued cooperation, the parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.
17.2	It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiations between Contractor and Customer. Either party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and method to remedy the dispute. If these proceedings are not productive of a resolution, then senior management of Contractor and Customer are authorized to and will meet personally to confer in a bona fide attempt to resolve the matter.

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17.3	Should the foregoing procedure not bring a mutually satisfactory solution within 30 days, each party will be free to proceed according to applicable law.

18.	Limitation of Liability
18.1	Customer shall defend, indemnify and hold harmless Contractor from all claims, liabilities, costs, damages, judgments and attorney’s fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights and processes or other such rights elated to the Product or claims relating to Customer’s instructions, tooling, specifications and designs (“Claims”) provided that: (i) Contractor will provide the Customer with prompt written notice of any Claim no later than three (3) business days following receipt of notice by Contractor; (ii) Contractor will grant Customer sole control of the defense and settlement of Claims, taking into account any reasonable request of Contractor; and (iii) Contractor will provide Customer with reasonable assistance, at Customer’s sole expense. Customer assumes no liability for any Claims made by any third party to the extent that such Claims result from the use of specifications other than the Specification, unaltered by Contractor or anyone on its behalf. If such Claim is brought, or Customer in good faith determines a Claim is likely to be made, Customer shall notify Contractor and either: (1) procure for Contractor the right to continue to perform this Agreement; (2) modify the Specification so that there will no longer be an infringement or misappropriation or (3) terminate this Agreement and pay Contractor the consideration due under this Agreement for all services performed until the date of termination, including all payments set forth in Sections 6 and 8.
18.2	Contractor shall defend, indemnify and hold harmless Customer from all claims, liabilities, costs, damages, judgments and attorney’s fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights and processes or other such rights as a result of the manufacturing methods employed by Contractor but excluding Claims as defined above) (“Manufacturing Claims”) provided that: (i) Customer will provide Contractor with prompt written notice of any Manufacturing Claim no later than three (3) business days following receipt of notice by Customer; (ii) Customer will grant Contractor sole control of the defense and settlement of Manufacturing Claims, taking into account any reasonable request of Customer; and (iii) Customer will provide Contractor with reasonable assistance, at Contractor sole expense. If a Manufacturing Claim is brought, or Contractor in good faith determines a Manufacturing Claim is likely to be made, Contractor shall notify Customer and either: (1) procure for Customer the right to continue to perform this Agreement; (2) modify its manufacturing methods so that there will no longer be an infringement or misappropriation or (3) terminate this Agreement.

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18.3	THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.
18.4	No Other Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE. IN ADDITION, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR OTHERWISE, THE PARTIES ACKNOWLEDGE THAT AS AN ELECTRONIC MANUFACTURING SERVICES PROVIDER WORKING ON A COST PLUS BASIS SUPPLIER MUST LIMIT ITS LIABILITY IN CONNECTION HEREWITH AND THEREFORE, CONTRACTOR’S LIABILITY IS FURTHER LIMITED IN ANY EVENT, UNDER ANY LAW, RULE OR REGULATION, TO ANY AMOUNT IT ACTUALLY RECEIVED IN CONSIDERATION OF THE MANUFACTURING SUBJECT MATTER OF THE RESPECTIVE CLAIM OR DEMAND BY CUSTOMER OR ANY THIRD PARTY.

19.	Confidentiality
Customer’s product and designs contain certain elements that are proprietary to Customer. Furthermore, in the course of this agreement, technical and commercial information of the Customer may be revealed or become known to the Contractor. Contractor shall keep in confidence all information relating to the foregoing, shall not use any part of it for any purpose except the performance of this Agreement or in connection therewith, and shall not enable any third party to use ft without the prior written consent of Customer or unless such information becomes public domain. Contractor shall ensure that all employees who directly participate in any of the services performed under this Agreement and may accordingly receive certain confidential information of the Customer are subject to similar non-disclosure and non-use undertakings and are made aware of the proprietary and confidential nature of the information.

The provisions of this Section 19 shall survive termination or expiration of the Agreement.

20.	Non-Competition
20.1	The Contractor and the Customer will not be allowed to employ employees of the other party, directly or indirectly, for one (1) year from the date the employee has ceased to be employed by the other party. The above mentioned restriction may be waived by either party provided that it is done by a written and specific consent.

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20.2	During the Term, of this Agreement and for an additional period of two (2) years from the date of termination of this Agreement, the Contractor undertakes not to develop on its own account any Product.

21.	General
21.1	Force Majeur. Neither party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars, sabotage, labor disputes, material unavailability due to unwarranted production stoppage by supplier or any other cause beyond the reasonable control of the delayed party provided that the delayed party, (i) gives the other party written notice of such cause, and (ii) uses its reasonable efforts to remedy such delay in its performance.
22.2	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision shall be deemed null and void, and the remainder of the Agreement shall continue to be in full force and effect, while the parties shall negotiate in good faith to replace the provision with another enforceable one reflecting as closely as possible the parties initial intention.
22.3	Relationship of the Parties. Each of the parties shall at all times during the term of this Agreement act as, and shall represent itself to be, an independent contractor. Neither Party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other parry whether express or implied, or to bind the other party in a respect whatsoever.
22.4	Governing Law. The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the law of the State of Israel, without giving effect to choice of law rules, and both Parties consent to jurisdiction by the courts of the City of Haifa.
22.5	Choice of Language. The original of this Agreement has been written in English. Any notices provided by any party as required by this Agreement shall be written in the English language.
22.6	Notifications. Any and all notices and other communications whatsoever under this Agreement shall be in writing, sent by registered mail or by, email or facsimile to the address set forth above. Notices sent via registered mail shall be deemed to have been delivered within 3 business days after the date posted. With regards to the normal course of business, notices sent via email or facsimile shall be deemed to have been received 1 business day following the date of transmission.
22.7	Entire Agreement. No amendment of this Agreement will be valid unless made in writing signed by a duly authorized representative of both parties. No provision of this Agreement will be deemed waived and breach or default excused unless the waiver or excuse is in writing and signed by the party issuing it. The terms and conditions contained in this Agreement terminate and supersede all prior oral or written understanding between the parties and shall constitute the entire agreement between them concerning the subject matter of this Agreement.
22.8	This Agreement may be executed in one or more counterparts, each of which will be deemed the original, but all of which will constitute but one and the same document.

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The parties agree that this Agreement and its appendices may not be modified except in writing, signed by both parties.

22.9	Set-off. Amounts due hereunder may not be set off except with mutual prior written consent.
22.10	Insurance. Customer specifically agrees to maintain insurance coverage for any finished Products or materials which passes to Customer pursuant to this Agreement and which is stored on the premises of Contractor.
22.11	Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, permitted assigns and legal representatives. Neither Party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other Party, not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Contractor shall be entitled to assign its rights to be paid hereunder to banks or first tier financial institutions.

In Witness whereof, the Parties have caused this Agreement to be duly executed for and on behalf of:

	Flextronics (Israel) Ltd.		INVASIX LTD 514073618

Contractor		Customer

Date:		Date:

Name:		Name:	MOSHE MIZRAHY

Title:		Title:	CEO

Signature:		Signature:	/s/ Moshe Mizrahy

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